UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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BIO-TECHNE CORPORATION
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September 14, 2021
Dear Fellow Shareholders:
On behalf of the Bio-Techne Board of Directors, we are pleased to invite you to join us at the 2021 Annual Meeting of Shareholders of Bio-Techne Corporation (the “Company”). The meeting will be held virtually on October 28, 2021, at 8:00 a.m. Central Time. We will cover items of business as described in this Proxy and provide attendees with an opportunity for questions.
Given the current pandemic, we plan to conduct this year’s meeting solely as a webcast. You will be able to join the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TECH2021. We are pleased to offer this virtual meeting to provide ready access for our shareholders. After the meeting, we will post any questions and answers regarding topics of material interest to shareholders.
Only shareholders of record shown on the books of the Company at the close of business on September 3, 2021 will be entitled to attend and vote at the Annual Meeting of Shareholders or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting of Shareholders.
We hope that you will join the webcast of the Annual Meeting of Shareholders. Whether or not you plan to attend, we encourage you to designate the proxies to vote your shares as soon as possible. Any shareholder may vote over the telephone or Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company.
Thank you for your continued support of and interest in Bio-Techne.
Sincerely,

Charles (“Chuck”) R. Kummeth
President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Time and Date Thursday, October 28, 2021 8:00 a.m. Central Time

Place Via Webcast www.virtualshareholder meeting.com/TECH2021
ZZZ

How to Vote

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in this Proxy Statement or filling in, signing, dating, and promptly mailing a proxy card.

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.

By Internet You can vote your shares online at www.proxyvote.com.

By Mail You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope

Attending the Meeting
If you wish to attend the Annual Meeting via the webcast, you will need to register using the 16-digit control number included in your materials in order to be admitted to the Annual Meeting. Please refer to the section entitled “Attending the Annual Meeting” on page 56 of the Proxy Statement for further details.

Items of Business:
1.	Set the number of members of the Board of Directors at nine (9), as recommended by our Board of Directors;
2.	Elect directors of the Company, each of which is recommended by our Board of Directors;
3.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement, as recommended by our Compensation Committee; and
4.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year, as recommended by our Audit Committee.
Annual Report
Our 2021 Annual Report, which is not part of the proxy soliciting materials, is enclosed if the proxy materials were mailed to you. The Annual Report is accessible on the Internet by visiting www.proxyvote.com, if you have received the Notice of Internet Availability of Proxy Materials or previously consented to the electronic delivery of proxy materials.
By order of the Board of Directors

Brenda S. Furlow
General Counsel and Corporate Secretary
September 14, 2021
YOUR VOTE IS IMPORTANT.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com.

2021 Proxy Statement

Audit Fees	53
Pre-Approval Policies and Procedures	53
ADDITIONAL CORPORATE GOVERNANCE MATTERS	53
ADDITIONAL VOTING INFORMATION	55

2021 Proxy Statement

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this Proxy Statement include, but are not limited to, statements regarding individual and Company performance objectives and targets and statements relating to the benefits of the Company’s acquisitions, product launches and business strategies. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in the Company’s periodic reports on file with the Securities and Exchange Commission (the “SEC”). The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.
PROXY OVERVIEW
We provide below highlights of certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before you decide how to vote. You should read the entire Proxy Statement carefully before voting.
To assist you in reviewing the proposals to be acted upon, we are providing information about business, governance and compensation highlights for FY 2021. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.
2021 ANNUAL MEETING OF SHAREHOLDERS
Date and Time	October 28, 2021 at 8:00 a.m. (Central Time)
Place	Webcast at www.virtualshareholdermeeting.com/TECH2021
Record Date	September 3, 2021
Voting
Holders of common stock are entitled to vote online at www.proxyvote.com, by telephone at 1-800-690-6903, by completing and returning a proxy card, or at the Annual Meeting (see the section captioned “Attending the Annual Meeting” for further information).

Our Board of Directors is asking you to take the following actions at the Annual Shareholder Meeting:
Item.		Your Board’s Recommendation	Page.
1.	Set the number of members of the Board of Directors at nine (9)	FOR	10
2.	Elect the persons nominated to be directors of the Company	FOR	10
3.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement	FOR	47
4.	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year	FOR	51

2021 Proxy Statement 1

BUSINESS HIGHLIGHTS
Our team continued to deliver on our long-term strategy in FY 2021, leading to another year of strong financial results.
Highlights of our FY 2021 performance include:
•
During FY 2021 we experienced a significant acceleration in our business, as demand from our biopharma customers remained robust and academic labs continued the reopening process following pandemic-related closures. Organic revenue increased 22% over the prior year, with currency translation and acquisitions having a favorable impact of 3% and 1%, respectively.

•
We completed the acquisition of Asuragen, adding a leading portfolio of best-in-class molecular diagnostic and research products, including genetic screening and oncology test kits, molecular controls, a Good Manufacturing Practice (GMP)-compliant 50,000 square foot manufacturing facility and a CLIA-certified laboratory, plus a team with deep regulatory experience navigating products through the global diagnostic regulatory environment. The transaction included $215 million in cash plus contingent consideration of up to $105 million upon achievement of certain milestones.

•
We opened a 61,000 square foot, state-of-the-art GMP-compliant manufacturing facility in St. Paul, Minnesota. The new facility is dedicated to supporting large scale production of GMP-grade materials, including E. coli-derived recombinant proteins, which are an essential component for many immuno-oncology and regenerative medicine cell and gene-modified therapy workflows.

•
Our ProteinSimple branded portfolio of proteomic analytical tools delivered much needed productivity solutions as labs operated at partial capacity or worked in staggered shifts to meet Covid-related social distancing protocols, while associated revenue increased 40% over the prior year.

•	We published our inaugural Corporate Sustainability Report (CSR), highlighting our commitment to our people, our communities, the environment, and governance and operational integrity.
•
GAAP earnings were $140 million, while adjusted earnings were $273 million. GAAP earnings per share were $3.47 per diluted share versus $5.82 last fiscal year, impacted primarily by a non-operating mark-to-market loss of $67 million on our investment in publicly-traded ChemoCentryx, Inc. Adjusted earnings per share were $6.75, 48% above last year. Currency exchange impacted earnings per share favorably by $0.11, or 2%.

•
GAAP operating margins for the fiscal year were 25.5%, while adjusted operating margins increased to 38.9%, up 5.6% from last year, favorably impacted by volume leverage, operational productivity and product mix.

•
Cash from operations was a record $352 million for the year, increasing 72% over the prior year. We returned $93 million to our shareholders, including $50 million in the form of dividends and $43 million in share buybacks.

Revenues
Millions
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$499.0
$563.0
$643.0
$714.0
$738.7
$931.0
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year 26.0% | **5-Years** (annualized) 13.3%

Adjusted Operating Income
Millions
$400
$350
$300
$250
$200
$150
$100
$50
$0
$197.6
$208.4
$238.7
$244.3
$245.9
$362.2
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year 47.2% | **5-Years** (annualized) 12.9%

Cash from Operations
Millions
$400
$350
$300
$250
$200
$150
$100
$50
$0
$143.9
$143.7
$170.4
$181.6
$205.2
$352.2
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year 71.6% | **5-Years** (annualized) 19.6%

Total Shareholder Returns*

1-Year	3-Year	5-Year
71.2%	45.6%	32.9%

* 3-year and 5-year represent annualized figures

2	2021 Proxy Statement

We are accelerating our momentum to develop, manufacture and commercialize innovative and best-in-class life sciences tools and products for our customers that conduct research or develop products for diagnostics and therapeutics. Our acquisition of Asuragen gave us a leading portfolio of kitted molecular diagnostic and research products to penetrate the growing genetic screening and oncology testing markets, and augmented our legacy clinical controls business with molecular controls. During FY 2021, we further strengthened our cell and gene therapy portfolio by completing construction of our state of the art 61,000 square foot GMP-compliant manufacturing facility to meet forecasted demand for GMP-grade materials as the growing pipeline of cell and gene therapies make it through clinical drug development phases and gain regulatory approvals. During the pandemic, our portfolio of innovative proteomic research reagents and analytical tools, tissue pathology and spatial genomic assays and raw materials for Covid-related diagnostics enabled SARS-CoV-2 research, diagnostic and therapeutic development, providing a durable revenue stream for the Company. We are very proud of these accomplishments and believe that we are well-positioned to continue our strong performance and growth.

2021 Proxy Statement 3

THE COMPANY’S RESPONSE TO THE COVID-19 PANDEMIC
The Company had taken a number of measures early on in the pandemic with a focus on keeping our employees safe while ensuring continued operations as an essential business supporting our customers’ COVID-19 discoveries and other important medical research, diagnostics and therapeutics development. The Board and management were very focused on maintaining employee morale and retaining key employees, believing that doing so was the best way to secure the Company’s long-term future. Those early actions, described more fully in last year’s proxy, resulted in minimal disruption to the business in FY 2020 and laid the foundation for the Company’s success in FY 2021.
Management and the Board faced continued uncertainty heading into FY 2021, however. Consequently, the Company continued protective employee safety and business continuity measures throughout FY 2021. And the Board and its committees continued to receive regular reports on management’s activities in response to pandemic impacts, thereby fulfilling its risk oversight and strategic guidance roles. The Board also received regular reports from management regarding the Company’s significant initiatives to develop and launch new products specifically for research, diagnostic and therapeutic efforts to respond to the COVID-19 disease, as described above.
As vaccination efforts have mitigated the pandemic in certain geographies, the Company’s employees have begun to resume pre-pandemic work schedules. This, together with the mitigation efforts described above and increased global focus on healthcare and life science research, has allowed the Company to enjoy significant growth and financial success in FY 2021. Among other things, the Company distributed some of its earnings to more employees, further extending its annual cash bonus program to cover all management and all individual contributors not already on a commission plan.
GOVERNANCE PROPOSALS
PROPOSAL	Set the number of directors at nine.	FOR setting the number of directors at nine.
	Set the number of directors at nine.	Page 10
PROPOSAL	Elect the nine director nominees identified in this Proxy Statement, each for a term of one year.	FOR electing each of the nine director nominees.
	Our nominees are exemplary leaders who offer a diverse set of expertise and experience, together with a mix of tenured experience and fresh insight.	Page 10
GOVERNANCE HIGHLIGHTS
Many of our corporate governance practices are the direct result of feedback from our shareholders and other stakeholders. The result of our continuous efforts to improve the governance of our company can be seen in our well-balanced, strong and experienced board, our ongoing shareholder engagement efforts, our executive compensation program and our incorporation of many best practices.
The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. As described more fully in the section below entitled “Shareholder Engagement and Communications,” in FY 2021, directors and management once again undertook a robust engagement process with our largest shareholders regarding governance, social and environmental issues. We reached out to shareholders representing over 50% of our shares outstanding. Our shareholders were generally positive about the Company’s financial performance and governance positions, as well as our initiatives with respect to sustainability, as described below in “Corporate Sustainability.”
At the recommendation of the Nominations and Governance Committee, the Board last year amended its Principles of Corporate Governance to respond to feedback from shareholders and formalize the Company’s commitment to diversity of leadership in all respects, including specifically diversity of gender, ethnicity and race. In furtherance of this goal, in late June 2020, the Board appointed a second woman, Julie Bushman, to serve as a director; she is one of the nominees listed below. The Board also directed management to gather and disclose information regarding directors’ status with respect to underrepresented minority categories, as disclosed below.

4	2021 Proxy Statement

Board Nominees
The following is an overview of our director nominees submitted for election at the 2021 Annual Meeting. Each director nominee is elected annually by a majority of votes cast.

Committee Membership							
Name	Principal Occupation	# of Other Public Company Boards	Audit	Compensation	Nominations & Governance	Science & Technology	Year First Elected By Share-holders	Age	Gender	Under-represented Minority
Robert V. Baumgartner	Former Executive Chairman, Center for Diagnostic Imaging,	0	X		C*		2003	65	M	
Julie L. Bushman	Former Executive VP International Operations, 3M	2	X				2020	60	F	
John L. Higgins	President and, CEO, Ligand Pharmaceuticals	1	C		X		2009	51	M	
Joseph D. Keegan	Advisor and Independent Director	1		X			2017	68	M	
Charles R. Kummeth	President and CEO, Bio-Techne Corporation	1					2013	61	M	
Roeland Nusse	Professor, Stanford University	0				C	2010	71	M	
Alpna Seth	President and CEO, Nura Bio Inc.	1			X	X	2017	58	F	X
Randolph Steer	Independent Biotechnology Consultant and Board Director	0		C		X	1990	71	M	
Rupert Vessey	President of Global Research & Early Development, Bristol Myers Squibb	0		X		X	2019	56	M	

* "C" denotes Committee Chair

2021 Proxy Statement 5

Board and Corporate Governance Highlights
Our strong performance during FY 2021 can be at least partially attributed to our experienced board of directors. Our predominantly independent board includes a range of newer and tenured directors with a balanced and diverse background of experience, education and talent. The following is information about our current slate of nominees and some of the best practices our board follows:
BOARD COMPOSITION.		BOARD ACCOUNTABILITY.
•	Total of 9 directors- all independent except for CEO	•	Annual election of directors
•	Separate Board Chairperson and CEO roles	•	Effective majority voting in uncontested director elections (through director resignation policy)
•	All chairpersons and members of all Board committees are independent	•	Annual Board and committee evaluations
•	Balance of industry, scientific and functional expertise among directors	•	Regularly-held executive sessions of non-management directors
•	Policy requiring directors to retire upon reaching the age of 75	•	Executive and director equity ownership guidelines
•	Regular refreshment, with a current average tenure of 10 years of service	•	Regular engagement by directors to discuss governance with key shareholders, both proactively and in response to requests from shareholders

6	2021 Proxy Statement

Director Qualifications and Experience
As a highly acquisitive science-based company, we focus on a mix of science/technology and business expertise. Our directors reflect this balance, as well as a diverse mix of other skills and experience needed to help drive our strategies. The following describes the specific skills and experience we seek in directors to better align with the Company’s strategic vision and business, and the number of our director-nominees with that identified skill:

Other corporate governance measures our board takes to provide shareholder value and manage the Company for long-term success include:
SHAREHOLDER INTERESTS..			RISK MANAGEMENT.
•	First Corporate Sustainability Report issued in FY 2021	•	Enterprise risk discussed at least annually in the context of strategic planning process
•	Annual Say on Pay vote	•	Periodic reports to the Board on cybersecurity, privacy and compliance risks by management
•	One single voting class – common stock class	•	Compensation Committee oversight of compensation and other employee-related risks
•	No shareholder rights plan	•	Audit Committee oversight of financial, fraud and conflicts risks
•	Proxy access to nominate director candidates	•	Nominations and Governance Committee oversight of ethics, conflict of interest and other governance risks
EXECUTIVE COMPENSATION HIGHLIGHTS
PROPOSAL	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the Proxy Statement.	FOR the advisory proposal on executive compensation.
	Our compensation practices align executive compensation with Company financial performance, business unit performance, and shareholder return.	Page 47

2021 Proxy Statement 7

Our Pay-for-Performance Culture
With our strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage and reward successful execution of this business strategy. To achieve this, we have established an executive pay program with a strong pay-for-performance foundation. We utilize the following compensation elements:
Type	Element	Performance Period	Objective
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle
Performance-based	Annual Bonus	Annual	Rewards achievement of annual Company-wide and segment financial objectives
Performance-based	Performance-based Stock Options and Restricted Stock Units	Long-Term	Supports the achievement of corporate strategic goals that drive the creation of long-term, sustainable shareholder value
Performance- and Time-based	Time-Based Stock Options and Restricted Stock Units	Long-Term	Aligns the interests of management and shareholders and serves as an important retention vehicle
We believe that pay should be linked to performance – and that executives and long-term shareholders alike should benefit from our success and growth. Consequently, while the balance of the above components may change slightly from year to year based on corporate strategy and objectives, among other considerations, the mix of pay is heavily weighted toward performance.

8	2021 Proxy Statement

PROPOSAL	Ratify the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.	FOR ratification of the appointment of KPMG for the 2022 fiscal year.
	Based on its assessment of the qualifications and performance of KPMG, the Audit Committee has recommended the appointment of KPMG for the 2022 fiscal year.	Page 51

2021 Proxy Statement 9

PROPOSALS 1 AND 2: ELECTION OF DIRECTORS
PROPOSAL 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE
Your Board unanimously recommends a vote “FOR” setting the number of directors at nine.
Our bylaws provide that the number of directors shall be determined by the shareholders at each Annual Meeting. Your Board unanimously recommends that the number of directors be set at nine. Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.
PROPOSAL 2. ELECTION OF DIRECTORS
Your Board unanimously recommends a vote “FOR” each of the nine director nominees presented in this proposal.
Over the last seven years, we have undergone a thoughtful, gradual board refreshment process as we have also significantly expanded the Company. In 2014, we implemented a director retirement provision in our Principles of Corporate Governance and have subsequently followed that policy. As a result, the average director tenure has dropped from 13.8 years in 2013 to 10 years currently.
While refreshment is important, it is also critical to the effectiveness of the Board to make replacements gradually so that the Board retains a balance of experience and new perspectives. In 2017, with three directors reaching the retirement age of 75, the Nominations and Governance Committee recommended, and the Board unanimously approved, a transition plan that staggered these individuals’ retirement to provide for continuity and a smooth transition. At the 2017 and 2018 Annual Meetings, the shareholders elected three new Board members as part of the refreshment process. Mr. Harold Wiens retired in 2020 and was replaced by Ms. Julie L. Bushman.
The nine directors elected at the Annual Meeting will hold office until the 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.
Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

10	2021 Proxy Statement

Nominees for Director
The following is a brief description of each nominee, including age, years of service on this Board, other public company directorships, as well as principal occupation, position and business experience for at least the past five years. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board.
Robert V. Baumgartner, Chairman Age: 65 Independent Director Since: 2003
Until July of 2019, Mr. Bob Baumgartner served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers. Prior to August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company, a position he had held since 2001. He has also held numerous executive positions previously, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLP, an international accounting firm. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner also currently serves as a director of the boards of Carestream and OIA Global, both privately held companies, and serves as an advisor to Sirona Medical.

Mr. Baumgartner brings to the Board valuable strategic skills and financial and operational management expertise. His more than 20 years serving as Chief Executive Officer and Executive Chairman of large, complex businesses gives him extensive experience in finance, accounting, and business leadership. Mr. Baumgartner also offers important board-level experience, as well as knowledge of the business and industry of the Company gleaned in his 18 years serving on the Board.

Julie L. Bushman Age: 60 Independent Director Since: 2020 Other Public Directorships: Adient, plc. and Phillips 66
Ms. Julie L. Bushman retired from 3M Corporation in February 2020, where she most recently served as Executive Vice President of International Operations. She joined 3M in 1983, and previously served in various executive positions at 3M, including as Senior Vice President of Business Transformation and Information Technology; Executive Vice President of Safety, Security and Protection Services; Executive Vice President of Safety and Graphics; Division Vice President of the Occupational Health and Environmental Safety Division; and Chief Information Officer. Ms. Bushman also serves as an independent director at Adient plc, an automotive seating company, and Phillips 66, an energy manufacturing and logistics company.

Ms. Bushman brings valuable strategic, operational and international expertise to the Board. In her various roles with 3M, she developed extensive global experience from managing 3M’s international operations as well as a global business in personal safety. She also has extensive digital, software and CIO experience, which will bring important expertise as the Company continues to expand globally and integrate systems to increase operational efficiencies. Her experience with public company requirements as both an executive officer and as a director for public companies is also valuable.

2021 Proxy Statement 11

John L. Higgins Age: 51 Independent Director Since: 2009 Other Public Directorships: Ligand Pharmaceuticals, Inc.
Mr. John Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University.

Mr. Higgins offers the Board over 20 years of industry experience through his role as Chief Executive Officer of Ligand Pharmaceuticals and leadership roles in other pharmaceutical companies. His role with Ligand has given him vital experience in the application of strategic leadership skills within our industry, as well as extensive public company executive and board experience. Mr. Higgins also brings to the Board deep knowledge in accounting and financial matters.

Joseph D. Keegan, Ph.D. Age: 68 Independent Director Since: 2017 Other Public Directorships: Interpace Diagnostics
Dr. Joseph Keegan currently serves as a director and advisor for Interpace Diagnostics as well as a number of privately held life science companies. From 2007 until its sale to Pall Corporation in 2012, Dr. Keegan served as President and Chief Executive Officer of ForteBio, Inc. Dr. Keegan joined ForteBio from Molecular Devices Corporation, where he served as President and Chief Executive Officer from 1998 to 2007. Prior to Molecular Devices, Dr. Keegan held leadership positions at Becton Dickinson, Leica, Inc. and GE Medical Systems. He has also served on numerous public and private company boards of life science tools companies, including as Chair of Fluidic Analytics and Executive Chair of Halo Labs. Dr. Keegan holds a Ph.D. in Physical Chemistry from Stanford University.

Dr. Keegan brings an important life science background to the Board through his career working at a number of life sciences companies, with a focus on diagnostics. His knowledge of the Company's customers and products is especially valuable. Dr. Keegan further offers extensive executive management experience and board level experience through his past and present service on other private and public company boards.

Charles R. Kummeth Age: 61 Director Since: 2013 Other Public Directorships: Gentherm, Inc.
Charles R. Kummeth has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the board of one other public company, Gentherm, Inc., developer of thermal management technologies.

As the only member of Company management to serve on the Board, Mr. Kummeth provides the board with key insight into the day-to-day operations of the Company and its primary challenges and opportunities. Mr. Kummeth’s service on the Board also promotes strategy development and implementation and facilitates the flow of information between the Board and management. Mr. Kummeth further offers extensive significant executive management experience and expertise leading the growth of biotechnology companies.

12	2021 Proxy Statement

Roeland Nusse, Ph.D. Age: 71 Independent Director Since: 2010
Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010, the European Molecular Biology Organization in 1988, the Royal Dutch Academy of Sciences in 1997, and the American Academy of Arts and Sciences in 2001. Dr. Nusse was awarded the Breakthrough Prize in Life Sciences in 2016. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980.

Dr. Nusse brings valuable experience to the Board from his longstanding career as a researcher and department chair at Stanford University, including strategic leadership and scientific and industry knowledge. This experience allows him to provide the Board with insight into the Company's products, customers, and markets. Dr. Nusse also has a deep understanding of and contacts within the international life science research community.

Alpna Seth, Ph.D. Age: 58 Independent Director Since: 2017 Other Public Directorships: SeaGen, Inc.
Dr. Alpna Seth was appointed President and Chief Executive Officer of Nura Bio Inc. in August 2019. Dr. Seth is also a member of the Board of Directors of SeaGen, Inc. Until January 2019, she was Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir in July 2017, Dr. Seth was at Biogen Inc. for nearly two decades, most recently as Senior Vice President and Global head of its Biosimilars business, headquartered in Switzerland. For the period from 1998 through 2014, Dr. Seth held a range of senior leadership roles across R&D and commercial arenas, primarily based out of Biogen’s global headquarters in Cambridge, US. This includes leading several major drug development programs and product launches, along with strategic, business development and long-range planning initiatives. In another international general management assignment, she served as the founding Managing Director of an India affiliate and was a member of Biogen’s Asia Pacific Leadership Team. She holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow.

Dr. Seth brings a breadth of experience in research, drug discovery, marketing, international operations, financial management and business development. Dr. Seth’s extensive background in the pharmaceutical industry and in international business and her deep knowledge of critical areas of science provide a valuable strategic perspective for our business generally and for a key customer group for the Company.

2021 Proxy Statement 13

Randolph Steer, M.D., Ph.D. Age: 71 Independent Director Since: 1990
Dr. Randolph Steer is currently an independent biotechnology consultant and board director. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011, and previously served as a director of publicly-traded Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School.

Dr. Steer offers the Board a strong medical and scientific background. Moreover, his experience in executive leadership and in board management, together with his knowledge of the pharmaceutical and biotechnology industries allow him to provide valuable strategic insight. Dr. Steer also offers an understanding of the development of the Company as the longest tenured member of the Board.

Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil Age: 56 Independent Director Since: 2019
Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil, is currently the President of Research and Early Development at Bristol-Myers Squibb. Previously, he was President of Global Research and Early Development at Celgene prior to its acquisition by Bristol0Myers Squibb. While at Celgene, Dr. Vessey also served on the board of Juno Therapeutics from April 2017 until its acquisition by Celgene in March of 2018. Before joining Celgene, Dr. Vessey held various research and development senior management positions at Merck. Dr. Vessey holds an MA in physiological sciences and a BM BCh in clinical medicine from Oxford University where he completed his DPhil at the Institute for Molecular Medicine, Oxford along with additional clinical training at various hospitals in the UK. He is a member of the Royal College of Physicians of London UK. He also serves on the Board of privately held therapeutics company Pharmakea.

Dr. Vessey was selected to serve on the Board because of his exceptional background in medical and life science research and development with Bristol-Myers Squibb, Celgene, Merck, and other companies, and his extensive experience as an executive in the pharmaceutical industry, a key customer group for the Company. His international research and business experience is also important to the Board as the Company continues its expansion in markets outside of the United States.

14	2021 Proxy Statement

Corporate Governance – The Role and Governance of the Board
The Board of Directors is the Company’s governing body, with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the CEO. It is also integrally involved in strategic planning, in partnership with the management team. It regularly undertakes an in-depth review of management’s long term and short-term strategic plan, and periodically provides input as the strategic plan is implemented and evolves.
The Board has adopted Principles of Corporate Governance applicable to all directors, which can be found on the Investor Relations page of our website at www.bio-techne.com. The Principles describe the Company’s corporate governance practices and policies and provide a framework for the governance of the Company. Among other things, they require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles also specify that the Company shall maintain Audit, Compensation and Nominations and Governance Committees which consist entirely of independent directors.
Board Independence
The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in the applicable requirements of the SEC and Nasdaq (collectively, the “Applicable Rules”). Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information.
Board Leadership Structure
Mr. Baumgartner, an independent director, serves as Chair of the Board. The Board has determined that dividing the roles of Chair and CEO is currently the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chair of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.
The Board has determined that maintaining an independent Chair, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, each of the four Board committees consists entirely of independent directors.
Risk Oversight
Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its committees, as described below. It oversees some categories of risk as an entire board directly, specifically with respect to strategic, technology, cybersecurity and operational risks, as well as risks related to environmental and social matters. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.
Each of the Board’s committees has risk oversight duties corresponding to its areas of responsibility, as described in its charter. The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Compensation Committee structures such

2021 Proxy Statement 15

plans and programs to balance risk and reward, while mitigating the incentive for excessive risk-taking by the Company’s executive officers and employees. The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.
The risk oversight roles described above are not merely academic exercises. In response to the pandemic, which had a material impact on the Company particularly in the fourth quarter of FY 2020 and continuing in FY 2021, the Board received regular reports from management on the various implications and effects of the pandemic on the Company’s business, discussed management’s responses and provided guidance in a variety of related matters.
Corporate Governance – Board Committees
The Board currently has four standing Committees: the Audit Committee, the Compensation Committee, the Nominations and Governance Committee and the Science and Technology Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the Applicable Rules. The charter of each committee requires an annual review by such committee. The charters are available on our website at www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.”
Each member of our Audit, Nominations and Governance and Compensation committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.
Audit Committee
The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company, and monitoring the Company’s internal controls over financial reporting and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. The Board has determined that, for FY 2021, Messrs. Baumgartner and Higgins are “audit committee financial experts” as such term is defined in the Applicable Rules.
Compensation Committee
The Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Compensation Committee works with Mr. Kummeth to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Compensation Committee also recommends to the Board and administers director compensation policies and practices, and oversees the Company’s management of human capital generally.
Nominations and Governance Committee
The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules, establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board, considers the composition of the Board’s standing committees and recommends any changes, evaluates overall Board performance, assists committees with self-evaluations, and monitors emerging corporate governance trends. In fulfilling its responsibilities, the Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance

16	2021 Proxy Statement

Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year. Additional detail regarding the Nominations and Governance Committee’s process for identifying and evaluating candidates is described in the section below entitled “Director Qualifications, Diversity and Refreshment.”
Science and Technology Committee
The Science and Technology Committee assists the Board in providing oversight of management's actions and judgments relating to the Company's research and development activities, including its strategies, objectives and priorities as they relate to the Company's current and planned R&D programs and technology initiatives. The Committee also assists the Board in evaluating the scientific elements of the Company's acquisitions and business development activities, and risks related to research and development. The Committee also reviews and advises the Board and management on the overall intellectual property strategy of the Company.
Corporate Governance – Meetings and Attendance
The Board met five times during FY 2021. Each director attended 100% of the Board meetings and 100% of meetings of the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings and otherwise communicating informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. All directors attended the Annual Meeting of Shareholders in October 2020.
The membership of each standing committee as of June 30, 2021 and the number of committee meetings held during FY 2021 are identified in the table below.
Director	Audit	Compensation	Nominations & Governance	Science & Technology
Robert V. Baumgartner	X		Chair
Julie L. Bushman	X
John L. Higgins	Chair		X
Joseph Keegan, Ph.D.		X
Charles R. Kummeth
Roeland Nusse, Ph.D.				Chair
Alpna Seth, Ph.D.			X	X
Randolph C. Steer, M.D., Ph.D.		Chair		X
Rupert Vessey, MA, BM BCh, FRCP, DPhil		X		X
Number of meetings held during FY 2021	5	4	2	2
Shareholder Engagement and Communications
The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. In addition, over the last several years the Company has carried out and expanded a shareholder engagement program to discuss governance matters with key shareholders, both proactively and in response to requests from shareholders.
In FY 2021, the Company undertook a robust engagement process with our largest shareholders covering environmental, social and governance matters. Our Board chair, Mr. Baumgartner, who also serves as the Chair of the Nominations and Governance Committee and as a member of the Audit Committee, and Dr. Steer, Chair of our Compensation Committee, led the efforts. We reached out to shareholders representing over 50% of our shareholdings and held meetings with shareholders representing over 40% of our shares outstanding. Topics discussed included the Board’s involvement in setting the Company’s long-term vision and M&A strategy, executive compensation, the process for Board refreshment and Board diversity initiatives, as well as its commitment to continual improvement on ESG matters. Our shareholders were generally positive about the company’s financial performance and positions on governance, executive compensation, and other ESG matters, as described below in “Corporate Sustainability.”

2021 Proxy Statement 17

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director.
Director Qualifications, Diversity and Refreshment
The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating candidates for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of the criteria set forth in our Principles of Corporate Governance, including outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company, in part through an annual assessment process.
While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee. At the recommendation of the Nominations and Governance Committee, the Board last year amended its Principles of Corporate Governance to reflect that feedback and formalize the Company’s commitment to diversity in all respects, including specifically diversity of gender, ethnicity and race. This year for the first time, the Board asked directors to voluntarily disclose information to help assess their status as underrepresented minorities, which information is disclosed above in “Board Nominees.” In furtherance of its desire to increase diversity, the Company is committed to actively seeking out highly qualified diverse candidates (including women and minority candidates) to include in the pool from which Board nominees are chosen.
The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as is used for candidates recommended by other sources, which criteria are described above. Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate but should at a minimum include such background and biographical material as will enable the Nominations and Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set forth in our Principles of Corporate Governance. Shareholders who intend to nominate a candidate for election by the shareholders at the Annual Meeting (in cases where the Board does not intend to nominate the candidate or where the Nominations and Governance Committee was not requested to consider his or her candidacy) must comply with the procedures described under the section of this Proxy Statement entitled “Additional Corporate Governance Matters—Shareholder Proposals for 2022 Meeting,” and with Bio-Techne’s bylaws.
The Board continues to consider regular refreshment of its membership as an important governance consideration. Two directors retired in FY 2017, another in FY 2018, and a fourth in FY 2019, all after meeting the retirement age as specified in our Principles of Corporate Governance. This has allowed for regular refreshment, including the addition of Ms. Julie L. Bushman as the Company’s newest director in 2020.
Director Compensation
The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Compensation Committee periodically reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

18	2021 Proxy Statement

Director Compensation for FY 2021
There was no change in director compensation for FY 2021. Each non-employee member of the Board receives an annual retainer fee of $75,000. Additional cash compensation is paid for the following roles:
Board Chair – $120,000
Chair of Audit Committee – $25,000
Chair of Compensation Committee – $17,500
Chairs of Other Committees – $15,000
No additional compensation is paid for membership on committees or attendance at meetings.
In addition, on an annual basis, each non-employee director receives an equity grant valued at $200,000 that vests upon the sooner of the one-year anniversary of the date of grant or the next annual shareholder meeting. Equity grants are provided 50% in stock options, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 50% in restricted stock.
Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and Committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.
Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for all directors and executive officers to better align their interests with other shareholders. Non-employee directors are required to own stock at least equivalent in value to three times their annual retainer fee within five years. Although they have five years from July 1, 2016 (or their appointment or election to the Board), all directors met the requirements as of June 30, 2021.
Directors who are not employees of the Company were compensated for FY 2021 as follows:
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Robert V. Baumgartner	$210,000	$99,975	$99,974	$534	$410,482
Julie L. Bushman	68,750	124,794	124,973	404	$318,921
John L. Higgins	100,000	99,975	99,974	534	$300,482
Joseph Keegan, Ph.D.	75,000	99,975	99,974	534	$275,482
Roeland Nusse, Ph.D.	90,000	99,975	99,974	534	$290,482
Alpna Seth, Ph.D.	75,000	99,975	99,974	534	$275,482
Randolph C Steer, M.D., Ph.D.	92,500	99,975	99,974	534	$292,982
Rupert Vessey, MA, BM BCh, FRCP, DPhi	75,000	99,975	99,974	534	$275,482
Harold J. Wiens	25,000	—	—	158	$25,158
(1)
Amounts consist of annual director fees and chair fees for services as members of the Company's Board and its Committees. Mr. Wiens received partial compensation as he retired from the Board effective at the Annual Shareholder Meeting in October 2020. For further information concerning such fees, see the discussion above this table.

(2)
For all directors except Ms. Bushman and Mr. Wiens, the amounts represent the total grant date fair value of equity-based compensation for 391 shares of restricted stock granted pursuant to the Company's 2020 Equity Incentive Plan in FY 2021 at the grant date market value of $255.69 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718.

Mr. Wiens retired as of the October 2020 Annual Shareholder Meeting and therefore did not receive equity grants in FY 2021. In addition to the restricted stock grant of 391 shares mentioned above and granted to all directors

2021 Proxy Statement 19

in October 2020, Ms. Bushman also received a partial year grant upon commencement of her service as a director on August 3, 2020, in the amount of 89 shares at a grant date market value of $278.87 per share. As of June 30, 2021, each non-employee director other than Ms. Bushman held 391 unvested shares of restricted stock.
(3)
For all directors except Ms. Bushman and Mr. Wiens, the amounts represent the total grant date fair value of equity-based compensation for 1,507 stock option awards granted pursuant to the Company's 2020 Equity Stock Plan in FY 2021, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Mr. Wiens retired as of the October 2020 Annual Shareholder Meeting and therefore did not receive equity grants in FY 2021. In addition to the 1,507 stock option awards granted to all directors in October 2020, Ms. Bushman also received a partial year grant upon commencement of her service as a director on August 3, 2020 in the amount of 361 stock options. Assumptions used in the calculation of these amounts are described in Note 10 to the Company's audited financial statements for FY 2021, included in the Company's Annual Report on Form 10-K. As of June 30, 2021, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-24,786; Mr. Higgins-29,786; Dr. Keegan 8,541; Dr. Nusse-28,786; Dr. Seth-3,518; Dr. Steer-24,786; Dr. Vessey-4,106; and Ms. Bushman-1,868.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

20	2021 Proxy Statement

Corporate Sustainability
We have built a creative, caring team of colleagues who bring unique perspectives and talents in support of our strategic goals. We have grown from approximately 850 employees in 2013 to over 2,700 employees globally today, adding people both through organic growth and by acquisition. Ensuring that our employees -- both those who have been with us for years and those who recently joined Bio-Techne – share a common vision and set of values has been and will continue to be critical to our success. One way we have achieved that is through implementation of a common set of four key EPIC values – Empowerment, Passion, Innovation and Collaboration. Employees’ dedication to these values are leading the Company to develop and launch innovative technologies that help our customers address some of society's most difficult challenges in the healthcare and life sciences fields, improve the communities we work in and build a sustainable and thriving corporate culture.
We understand that delivering on our mission over the long term requires a focus by management on corporate sustainability, including environmental, social, and governance (“ESG”) considerations, with oversight by the Board, both directly and through its committees. Specifically, management focuses on what the Company terms the “Four Pillars” of corporate sustainability, and periodically reports its progress on initiatives under these Four Pillars to the Board or its committees, as appropriate.
Pillar	Commitment	Description
Pillar One	Our Commitment to Our People
Our four key EPIC values, described above, are the backbone for the way we approach everything related to our people. As a science organization, we value continuous learning and development opportunities for our employees, as well as a diverse and inclusive work environment that values employees from all cultures and backgrounds.

Pillar Two	Our Commitment to Our Communities
Our Company supports a number of scientific, educational and community-focused organizations and activities. We also encourage and support our employees as they contribute to our communities, both through team initiatives and as individuals.

Pillar Three	Our Commitment to the Environment
We care about minimizing the environmental impacts of our operations, conserving natural resources, and providing effective stewardship of the environment. Our commitment to environmental sustainability is demonstrated through our ISO 14001 certifications at our Minneapolis, MN headquarters and our European headquarters in the UK.

Pillar Four	Our Commitment to Governance and Operational Integrity
We adhere to many governance best practices, which we believe form an important foundation for actions and decisions of management and the Board in the best interests of all of our stakeholders. We are also committed to ethical and legal conduct, and have policies and processes in place to ensure our partners and suppliers operate with integrity as well.

For the first time last year, we prepared and published our inaugural Corporate Sustainability Report. In it, we describe what we mean by each of these Four Pillars and provide examples of how we incorporate them into our values and commitment to a sustainable business. Our Corporate Sustainability Report is posted on our website, available at https://bio-techne.com/about/corporate-and-social-responsibility.com, and includes additional information that is not part of or incorporated by reference into this Proxy Statement.
Our ongoing shareholder engagement efforts have provided valuable insights and feedback regarding a number of areas of investor focus, including environmental and social issues, and ESG disclosure and reporting. As a result of their feedback and other factors, in the coming year we plan to undertake a more comprehensive initiative to assess, benchmark and prioritize our ESG and sustainability practices, including performing a greenhouse gas emission inventory and developing a plan to set emission reduction targets for certain of our key U.S. sites, with the goal of reducing our carbon footprint over time.

2021 Proxy Statement 21

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation philosophy and objectives as well as a description of the material components of our executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.
As of June 30, 2021, the following officers constituted our Named Executive Officers (collectively, our “NEOs”):
Name	Title
Charles Kummeth	President and Chief Executive Officer
James Hippel	Executive Vice President – Finance and Chief Financial Officer
David Eansor	President – Protein Sciences
Kim Kelderman	President – Diagnostics and Genomics
Brenda Furlow	Executive Vice President – General Counsel and Corporate Secretary
Executive Summary
We continued to execute on our long-term growth strategy in FY 2021, despite the challenges resulting from the pandemic. Our CEO has led a strategy driving growth through innovation, making organic investment in the core business as well as expanding our portfolio and end markets through our most recent acquisitions. This focus on innovation, continued execution of our strategy, and strong demand for our proteomic, genomic and diagnostic products resulted in another year of very strong financial performance. The Company ended the year with 22% organic revenue growth, resulting in total revenues of $931 million for FY 2021. The Company continues to diversify in many adjacent life science areas that we expect will provide accelerated growth and stability for investors, including diagnostics and proteomic tools for use in therapeutics as well as research. Our acquisitions are fundamental to our growth plans and, we believe, enable us to meet or exceed our long-term strategic targets. At the same time, we continue to focus on investing in the core of our business, as well as maintaining operational productivity, managing costs and investing prudently. As a result, we were able to grow our adjusted operating income by 47.2% to $362 million, resulting in an adjusted operating margin of 38.9% for the year. During FY 2021, we returned approximately $93 million to our shareholders, including $50 million in the form of dividends and $43 million in share buybacks.

Revenues
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Millions
$499.0
$563.0
$643.0
$714.0
$738.7
$931.0
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year **26.0%**

5-Years (annualized) **13.3%**

Adjusted Operating Income
$400
$350
$300
$250
$200
$150
$100
$50
$0
Millions
$197.6
$208.4
$238.7
$244.3
$245.9
$362.2
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year **47.2%**

5-Years (annualized) **12.9%**

Cash from Operations
$400
$350
$300
$250
$200
$150
$100
$50
$0
Millions
$143.9
$143.7
$170.4
$181.6
$205.2
$352.2
FY2016
FY2017
FY2018
FY2019
FY2020
FY2021

1-Year **71.6%**

5-Years (annualized) **19.6%**

Total Shareholder Returns*

1-Year	3-Year	5-Year
71.2%	**45.6%**	**32.9%**

* 3-year and 5-year represent annualized figures

22	2021 Proxy Statement

FY 2021: Incentive Payouts Reflect Outstanding Business Performance
Our Compensation Committee (the “Committee”) aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives.
The COVID-19 pandemic has brought about unprecedented disruptions, changes and opportunities for global business; for many companies, the pandemic fundamentally changed their financial goals and business strategies. And dealing with the uncertainty and unpredictability has been particularly challenging for business leaders. The Committee determined that management’s excellent leadership throughout the early months of the pandemic in FY 2020 had set up the Company for success in FY 2021 and beyond. Not only was the Company able to avoid furloughs or layoffs and continue to make and ship products, but it had quickly pivoted its product development efforts to provide tools for Covid-19 research and diagnostics. Nonetheless, as the Company planned for FY 2021 last spring and early summer, the course of the pandemic and its impact on our business remained highly unpredictable. The Company certainly projected some revenue growth as customers appeared to be returning to work but continued to operate in a conservative manner. Given these factors, the Committee determined that it would grant a supplemental award of stock options to executive officers comprised of time-based options vesting over three years and a performance-based option award tied to sales of Covid-19 related products over the three years ending with FY 2023. The intent of this grant was to reward executive leadership for positioning the Company for success, encourage continued retention, and drive incremental financial performance and shareholder value creation consistent with our performance-driven executive compensation program.
In its review of FY 2021 performance, the Committee determined that Company management provided outstanding leadership through the pandemic and into the recovery. Among the matters considered by the Committee were: (i) the strength of the Company’s performance throughout the year, despite some slowness in the first quarter of FY 2021; (ii) the Company’s record performance for the entire fiscal year on both the top and bottom line; (iii) the desire to reward and retain key employees as a result of excellent financial performance; and (iv) the Company’s strong stock performance over the fiscal year, resulting in almost a doubling of the stock price, as investors recognized the Company’s excellent management of the pandemic and strong growth expectations post-pandemic.
In light of all of the factors described above, taking into consideration the enormous effort and operational excellence management demonstrated in responding to and weathering the Covid-19 crisis, the Committee confirmed that management were entitled to receive the maximum bonus for corporate-wide performance. Moreover, all management employees participating in the Company’s management incentive plan received above target cash bonuses for FY 2021. In addition, the Company extended the cash bonus program further to include more employees. For the first time in FY 2020, all levels of management employees had received a Company performance-based bonus, resulting in over 20% of employees receiving an annual bonus. In FY 2021, the Company further extended the bonus program to include all exempt individual contributors as well (not including those who receive commissions), resulting in almost 60% of employees participating in a bonus program.
Consequently, since the Company significantly exceeded the annual operating plan and target metrics, the Committee approved annual cash incentive payouts for all executive officers at 200% of target, as follows:
Metric	Target	Actual	% of Target Achieved*
Company Organic Revenue for FY 2021	$825.3M	$915.9M	111.0
Company Adjusted Operating Income for FY 2021	$286.3M	$358.6M	125.3
*	The calculations for bonus payments are capped at 103% of the revenue target and 105% of the operating income target.
Cash bonus performance payments for each NEO are reflected in the 2021 Summary Compensation Table. As usual, organic revenue and adjusted operating income measures for cash bonus consideration exclude the impact of actual foreign currency translation compared to our plan, certain acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2021.

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Longer Term: Incentive Pay Aligned with Performance
For the past eight years, NEOs have received performance-based equity awards (with 50% of the value granted in restricted stock units and 50% granted in stock options) that vest as follows: (i) 50% on a three-year adjusted revenue goal and (ii) 50% on a three-year adjusted operating income goal. The three-year performance equity awards granted in FY 2019 vested in August 2021 based on performance in the third year. The targets set three years ago for these grants were as follows:
Metric	Threshold	Target	Maximum
Adjusted Revenue for FY 2021	$817.2M	$860.2M	$903.2M
Adjusted Operating Income for FY 2021	$283.7M	$298.6M	$313.6M
Based on an assessment of the Company’s performance relative to the goals established at the start of the performance period, the Committee determined that management substantially exceeded the maximums set out above for both Revenue and Operating Income, resulting in a maximum vesting of 150% of target (note that the maximum vesting is capped at 105% of target):
Metric	Target	Actual	% of Target Achieved
Adjusted Revenue for FY 2021	$860.2M	$913.7M	106.2
Adjusted Operating Income for FY 2021	$298.6M	$360.3M	120.7
Similar to the calculations for the cash bonus consideration, organic revenue and adjusted operating income measures for the long term equity incentive consideration exclude the impact of actual foreign currency translation compared to our plan, certain acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2021.

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How Our Pay Program Works
Our Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of Company-wide and business line performance that the Board believes are central to delivering long-term shareholder value. Executive compensation packages are focused on our key business and performance objectives. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.
Base Salary
Base salaries are set to be competitive in the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that an increase is earned due to a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives
The annual cash incentive award plan is based on achieving certain strategic goals for each executive which may be based on Company-wide and/or segment Organic Revenue and Adjusted Operating Income, depending on the responsibility and oversight of the executive.

Long-Term Incentives
Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our executives. The LTI mix is currently 50% time-based awards and 50% performance-vesting awards. LTI awards include stock options and RSUs.

Target Pay
We utilize the above-mentioned compensation elements to create executive compensation packages that are heavily weighted to variable, at-risk pay in order to align pay with performance. The Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Committee uses its judgment, in consultation with its independent compensation consultant, to establish a mix of current, short-term and long-term incentive compensation, and cash and equity compensation for each NEO. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations. For FY 2021, our NEOs had the following target pay mix:

2021 Proxy Statement 25

Pay Aligned with Performance
Since Chuck Kummeth became the CEO in 2013, the Company has grown significantly. Executive pay packages focused on Company-wide and segment performance objectives, particularly in operating income and organic revenue, have driven strong growth and shareholder value. While reported CEO pay has increased, total shareholder return has increased at a far faster pace, as shown for the last five years in the graph below.

Best Practices in Compensation Governance
The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

Pay for performance. Approximately 92% of CEO target total direct compensation was directly or indirectly tied to Company performance and approximately 88% of other NEOs’ target total direct compensation was directly or indirectly tied to Company performance.

Emphasize long-term performance. Approximately 80% of our CEO’s target direct compensation (77% for our other NEOs) is equity-based with multi-year vesting.

Minimum required vesting. We do not allow vesting of options, full-value or stock appreciation rights to occur in a period of less than one year, subject to possible exceptions, none of which has been utilized to date.

Develop sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.
Use double-trigger vesting provisions. Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision).

Impose stock ownership requirements. Align executives with shareholders by requiring the CEO to own stock valued at 3x his base salary and other executive officers to hold stock valued at 1x their base salaries.

No hedging or pledging. Directors and executive officers may not hedge Company securities and, subject to limited exceptions, may not pledge Company securities as collateral for any loan.
No repricing of stock options or stock appreciation rights. No re-pricing or exchange of stock options or stock appreciation rights without shareholder approval.
Mitigate undue risk. Annually review all incentive programs for material risk.

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Independent Board Chair. Effective independent Board leadership and oversight of management.
Engage independent consultants. The Committee engages independent compensation and legal consultants.
Review tally sheets. Review of executive compensation program components includes potential severance and change in control payouts.
No golden parachute tax gross-ups. We do not enter into new agreements with executive officers providing for golden parachute tax gross-ups.

2021 Proxy Statement 27

Executive Compensation Initiatives to Align with Shareholders
For the past five years, the Committee has implemented a compensation structure and plan design that the Committee believes has worked well, resulting in a stable executive team and strong financial performance. We believe shareholders agree. After improving disclosures around our compensation program in recent years, we have received favorable Say on Pay votes of above 95% from shareholders at our Annual Shareholder Meetings in 2019 and 2020. Believing that it is important to maintain a consistent approach to executive compensation, combined with good financial results, our Committee retained the same structure in FY 2021.
Compensation Philosophy and Objectives
The Committee reviews and approves each executive’s compensation annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Committee determines the appropriate level for each compensation component based on these overall compensation objectives. The Committee’s philosophy is to strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization.
The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.
Key Considerations in Development of Annual and Long-Term Goals
Business Environment		Competitive Factors		Company-Specific Factors
•	Market Outlook	•	Industry Trends	•	Historical Trends
•	International Trends	•	Competitive Landscape	•	Historical Performance
•	Analyst Expectations	•	Market Growth	•	Strategic Initiatives
•	Tax Policy			•	Capital Deployment Opportunities
				•	Recent Capital Deployment Decisions
The Committee reviews and oversees the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the Committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s long-term strategy.
Our Process for Establishing Executive Compensation
Responsibility of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other NEOs. The Committee participates in the consideration of employment of prospective executive officers of the Company. The Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards.
Role of the Chief Executive Officer in Compensation Decisions
The Committee annually assesses the base compensation and the potential variable compensation that the NEOs will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry

28	2021 Proxy Statement

and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.
The Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Committee’s final discussion and determination of the type and amount of compensation to be paid.
Role of Consultants
The Committee has retained Aon Rewards Solutions Practice (“Aon”) as its independent outside compensation consultant since 2013 to assist with setting executive compensation. The Committee has sole authority to retain or replace such independent compensation consultants. The Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards. The Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.
In FY 2021, the Committee determined that Aon continued to be independent under applicable Nasdaq listing standards and retained them to advise the Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon provided the Committee with a peer group analysis and assisted the Committee in structuring the compensation program for the CEO and other executive officers. Aon did not provide any additional services to the Company during FY 2021.
Use of Peer Group
The Committee refers to a comparative group of life sciences companies when evaluating executive compensation. Although it is not possible to compile a peer group of companies that directly compete with the Company, the companies identified for inclusion in the comparative group operate in the same general industry as the Company, and the Committee believes that such companies compete for a similar pool of executive talent. Furthermore, the peer companies are strategically aligned with the goals of the Company and are similar to the Company with regard to one or more of the following measures: industry, EBITDA, market capitalization, revenue and total shareholder return
While shareholders and advisory groups sometimes rely solely on industry classification and revenue to assess the appropriateness of a peer group, the Committee believes that using EBITDA, market capitalization and total shareholder return in addition to industry and revenue is beneficial because these metrics directly relate to the creation of shareholder value and provide a more appropriate measure of the Company’s place in the market than revenue alone. This is especially true with respect to a high-growth company such as ours. Anticipating continued strong growth, the Committee is looking to hire and retain executives who are able to not only manage the Company as it exists today, but also as it continues to grow organically and through acquisition in the future. For that reason, the Committee has determined that market capitalization is the primary metric for identifying industry peers, with revenue, EBITDA and total shareholder return used as supplemental metrics.
The Committee uses our compensation peer group as one data point when setting executive pay packages. Although useful as a reference, the Committee does not target any percentile within this peer group as a specific objective. Instead, our compensation decisions are based on the full consideration of many factors, including, but not limited to individual and company performance, market data, internal equity, experience, strategic needs, responsibilities, and the portion of long-term incentive compensation allocated to performance-based versus time-based awards.
In advance of setting FY 2021 compensation opportunities for the NEOs, the Compensation Committee, with the assistance of Aon, reviewed the peer group to ensure the constituents remained reasonable for pay and performance comparisons. Based on the review, small modifications were made to the peer group as follows: (i) Myriad Genetics was removed from the peer group as a result of its comparatively much smaller market capitalization levels, total

2021 Proxy Statement 29

shareholder return and financial performance; and (ii) EXACT Sciences Corporation and Repligen Corporation were added to the peer group, as they fit within the industry, their market capitalization and revenues were within the proposed size criteria, and they are both high-growth and high-performing companies, similar to Bio-Techne.
For compensation decisions for FY 2021, the following companies were selected as our peer group:
ABIOMED, Inc.	Align Technology, Inc.	Alkermes plc	Bio-Rad Laboratories, Inc.
Globus Medical, Inc.	Haemonetics Corporation	IDEXX Laboratories	Insulet Corporation
Integra LifeSciences Holdings Corp	Masimo Corporation	EXACT Sciences Corporation	NuVasive, Inc.
PerkinElmer, Inc.	QIAGEN N.V.	Seagen, Inc.	Repligen Corporation
At the time the peer group was confirmed, the peer group had the following median statistics:
Measure	Peer Median	Bio-Techne’s Position
Market capitalization	$9.56 billion	41st percentile (16% below Median)
Revenues	$1.1 billion (trailing four quarters)	6th percentile (32% below Median)
Operating Income	$201 million (trailing four quarters)	44th percentile (20% below Median)
Annualized 3-Year TSR	17.6%	74th percentile (65 % above Median)
Elements of the 2021 Compensation Program
The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan in which all qualified employees of the Company participate.
Pay Element	Alignment with Shareholder Value Creation
Base Salary	•	Attracts and retains high-performing executives by providing market-competitive fixed pay
Annual Cash Incentive	•	Drives Company-wide and segment performance
	•	Focuses efforts on growing revenue and earnings and achieving strategic business goals
Long-Term Equity Awards	•	Aligns executives’ interests with those of shareholders
	•	Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price
	•	Retains high-performing executives by providing a meaningful incentive to stay with the Company
Other Compensation and Benefits	•	Attracts and retains high-performing executives by offering competitive benefits
Base Salary
Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our talented executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time each has been with the Company and the performance contributions each makes. Base salary changes in FY 2021 were primarily the result of executives’ performance and the Company’s growth in revenues, market capitalization and shareholder return.

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Our NEOs received the following base salaries for FY 2021:
Named Executive Officer	2020	2021	% Change
Charles Kummeth	$1,053,000	$1,116,000	6.0%
James Hippel	$566,000	$600,500	6.1%
David Eansor	$552,000	$585,000	6.0%
Kim Kelderman	$500,000	$530,000	6.0%
Brenda Furlow	$475,000	$503,500	6.0%
Annual Cash Incentives
Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined, objective goals are achieved. Challenging goals are set each year to incentivize each executive to focus attention on strategically important goals. Executives may earn between zero and 200% of their target bonus opportunities.
FY 2021 Performance Metrics for the Annual Cash Incentive
For FY 2021, the annual bonus plan was again set based upon the Company’s consolidated adjusted operating income results, consolidated organic revenue results, and, with respect to the Presidents who lead our reporting segments, FY 2021 adjusted operating income and organic revenue results for their respective segments. The Committee used this approach to align pay with performance over which the executive has significant influence (or line of sight). However, at least one-half of each NEO’s annual bonus plan payout is based on corporate performance to drive enterprise-wide behaviors.
Our NEOs in FY 2021 had the following weighting to their respective annual incentive opportunities based on Company-wide performance goals:
	Company-Wide Goals		Segment Goals
Executive	Adjusted Operating Income*	Organic Revenue**	Adjusted Operating Income	Organic Revenue
Charles Kummeth	50%	50%	0%	0%
James Hippel	50%	50%	0%	0%
David Eansor	25%	25%	25%	25%
Kim Kelderman	25%	25%	25%	25%
Brenda Furlow	50%	50%	0%	0%
*
The Company’s adjusted operating income target for management’s incentive plan excludes the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, costs and expenses, stock-based compensation expense, non-recurring litigation expenses and other unusual items in the discretion of the Committee. While these adjustments to operating income are closely aligned to our external operating results, there are some minor differences in our external adjusted operating income and the adjusted operating income used for management’s incentive plan.

**
Organic revenue targets for management’s incentive plan exclude foreign currency impacts and acquisition-related revenues. However, certain acquisition revenues occurring within 12-months of the acquisition date maybe included in the results for management’s incentive plan if those revenues are also included within management’s target amount. Our externally reported organic revenue excludes all revenue prior to 12 months from the acquisition date.

The range of eligible payouts for FY 2021 at threshold, target, and maximum performance was based on a percentage of each NEO’s salary, as follows:
	Revenue Goals		Operating Income Goals
Performance Level	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)	Performance Achievement (% of performance target)	Payout Range (% of Target award opportunity)
Threshold	97%	50%	95%	50%
Target	100%	100%	100%	100%
Maximum	103%	200%	105%	200%

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To calculate the payout for each executive, the percentage of the bonus for each metric is calculated and the resulting percentages are averaged to determine the applicable blended percentage rate.
The Committee retains the discretion to determine the bonus amounts and criteria for any new participants and to adjust them from time to time, including adjusting bonus payouts to reflect unexpected circumstances that were not taken into account when bonus targets were set. As described above, the Committee chose to exercise that discretion in light of the unprecedented circumstances relating to the pandemic and its impact on the business.
A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.
FY 2021 Actual Earned Incentives
As described above, despite the disruptions and challenges caused by the pandemic, the Company had excellent financial results that substantially exceeded target, resulting in an unprecedented across-the-board maximum payment at 200% of target. This was the first time in the five years that this compensation structure has been in place that the executives were paid at the maximum percentage. Payouts under the Short-Term Incentive Plan for FY 2021 for our NEOs were as follows:
		FY 2021 Opportunity		Actual
Executive	2021 Base Salary	Target Annual Incentives (as % of base salary)	Target Annual Incentives ($)	2021 Earned Award	As a % of Target
Charles Kummeth	$1,116,000	155%	$1,729,800	$3,460,158	200%
James Hippel	$600,500	90%	$540,473	$1,080,947	200%
David Eansor	$585,000	85%	$497,352	$994,704	200%
Kim Kelderman	$530,000	85%	$450,500	$901,000	200%
Brenda Furlow	$503,500	75%	$377,625	$755,250	200%
Long-Term Incentive Compensation
Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our NEOs’ total pay within the range of the competitive median of our compensation peer group.
FY 2021 Long-Term Incentive Grants
In FY 2021, long-term incentive awards were granted to all NEOs, including our CEO, in the first quarter of the fiscal year. The following table sets forth the target value of the long-term incentive awards granted to our NEOs in FY 2021. Additional detail with respect to each award granted is provided below.
	Stock Options*		Restricted Stock Units*
Executive	Time-based	Performance- vesting	Time-based	Performance- vesting**
Charles Kummeth	$2,299,986	$2,299,966	$2,299,932	$2,299,932
James Hippel	$1,149,963	$574,971	—	$574,849
David Eansor	$919,994	$459,977	—	$459,844
Kim Kelderman	$719,996	$359,998	—	$359,839
Brenda Furlow	$599,996	$299,978	—	$299,836
*
Amounts shown above represent the total grant date fair value of equity-based compensation, and for the performance-based grants, assumes target. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2021, included in the Company's Annual Report on Form 10-K.

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**
Cash performance units were also granted solely to compensate executives for dividends that may be granted to shareholders but that are not paid for unvested restricted stock units during the three-year vesting period. The percent of cash performance awards that vest equal the percent of performance-based equity awards that vest.

Time-Based Stock Options
The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s time-vesting stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.
Performance-vesting Stock Options and RSUs
FY 2021 Performance Metrics for LTIP Awards. Under the Long-Term Incentive Plan for FY 2021, the Committee approved grants of stock options and restricted stock units (as well as cash performance units to compensate for dividends that would not be received during the vesting period for those restricted stock units) to all executives. These grants have a three-year cliff vesting schedule and therefore vest following the Company’s 2024 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and consolidated organic revenue goals for FY 2024. These targets promote long-term achievement of the Company’s strategic objectives.
•	Company-Wide Adjusted Operating Income. Operating income is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our NEOs.
•	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our NEOs.
The following table sets forth the threshold, target, and maximum potential amounts that will vest for our NEOs under the performance-vested equity for FY 2021:
	Stock Options			Restricted Stock Units*
Executive	Threshold	Target	Maximum	Threshold	Target	Maximum
Charles Kummeth	$1,149,983	$2,299,966	$3,449,949	$1,149,966	$2,299,932	$3,449,898
James Hippel	$287,486	$574,971	$862,457	$287,425	$574,849	$862,274
David Eansor	$229,989	$459,977	$689,966	$229,922	$459,844	$689,765
Kim Kelderman	$179,999	$359,998	$539,997	$179,919	$359,839	$539,758
Brenda Furlow	$149,989	$299,978	$449,967	$149,918	$299,836	$449,754
*
Executives also received cash performance unit grants to compensate for dividends that may be paid to shareholders during the three-year vesting period, in the following amounts at Threshold, Target and Maximum, respectively: Kummeth — $18,031, $36,061, and $54,092; Hippel — $4,507, $9,013, and $13,520; Eansor — $3,605, $7,210, and $10,815; Kelderman — $2,821, $5,642, and $8,463; Furlow — $2,351, $4,701, and $7,052.

Awards will vest on a linear scale depending on the level of performance between threshold and maximum levels. Adjusted operating income and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, costs and expenses, non-recurring litigation expenses and other unusual items.
Restricted Stock Grant for CEO
Bio-Techne’s CEO also receives time-vested restricted stock awards that vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the Committee deems relevant.

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Supplemental Grants for FY 2021
In addition to the annual performance award grants described above, the Committee approved supplemental time-based and performance-based option grants to each NEO in FY 2021. The COVID-19 pandemic has brought about unprecedented disruptions, changes and opportunities for global business; for many companies, the pandemic fundamentally changed their financial goals and business strategies. And dealing with the uncertainty and unpredictability has been particularly challenging for business leaders. The Committee determined that management’s excellent leadership throughout the early months of the pandemic in FY 2020 had set up the Company for success in FY 2021 and beyond. Not only was the Company able to avoid furloughs or layoffs and continue to make and ship products, but it had quickly pivoted its product development efforts to provide tools for Covid-19 research and diagnostics, particularly in the Protein Sciences segment. Nonetheless, as the Company planned for FY 2021 last spring and early summer, the course of the pandemic and its impact on our business remained highly unpredictable. The Company certainly projected some revenue growth as customers appeared to be returning to work but continued to operate in a conservative manner.
Given these factors, the Committee determined that it would grant a supplemental award of stock options to executive officers comprised of time-based options vesting over three years and a performance-based option award that would vest in full only if the Company achieves at least $200 million of sales of Covid-19 related products over the three years ending with FY 2023. The intent of this grant was to reward executive leadership for positioning the Company for success, encourage continued retention, and drive incremental financial performance and shareholder value creation consistent with our performance-driven executive compensation program. Mr. Eansor received a larger grant as the segment he leads includes the products likely to contribute the most to meeting that revenue target.
	Stock Options*
Executive	Time-based	Performance- vesting
Charles Kummeth	$999,994	$999,994
James Hippel	$499,997	$499,997
David Eansor	$1,499,991	$1,499,991
Kim Kelderman	$499,997	$499,997
Brenda Furlow	$499,997	$499,997
*
Amounts shown above represent the total grant date fair value of equity-based compensation, and for the performance-based grants, assumes target. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2021, included in the Company's Annual Report on Form 10-K.

Compensation Policies and Practices
Clawback Provisions
Our employment agreements with our NEOs provide that we will recoup incentive compensation paid to our NEOs to the extent required by any law, government regulation, stock exchange listing requirement, or Company policy promulgated under such standards.
Executive Stock Ownership Guidelines
Our Board has implemented stock ownership guidelines applicable to all NEOs. The guidelines are determined in comparison to base salary as follows:
Named Executive Officer	Applicable Multiple
President and CEO	3x base salary
Other executive officers	1x base salary

34	2021 Proxy Statement

The guidelines are met based on the value of an NEO’s directly owned or beneficially owned stock plus the value of restricted stock or restricted stock units that are issued and outstanding, whether or not vested. NEOs must meet the guideline within five years of becoming subject to the guidelines and must meet the guidelines at all times following such date. All of the NEOs currently meet the guidelines.
Succession Planning
The Committee maintains a succession plan for the Company’s executive officers that is reviewed by the full Board of Directors on a periodic basis. As part of its role in succession planning, the Board periodically reviews with the CEO the performance of the CEO’s direct reports, as well as succession plans for each role. The Board also receives formal reports from such individuals and is given the opportunity to interact with them in social settings.
Accounting and Tax Treatment
The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.
While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
In addition to considering the tax consequences, the Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

2021 Proxy Statement 35

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Compensation Committee Charter.
The Committee reviewed the Compensation Discussion and Analysis above with management. Based on that review, the Committee approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2021 Annual Shareholder Meeting.
Randolph C. Steer (Chair)
Joseph Keegan
Rupert Vessey
Members of the Compensation Committee

36	2021 Proxy Statement

ADDITIONAL COMPENSATION DISCLOSURES
2021 SUMMARY COMPENSATION TABLE
The NEOs received compensation for the fiscal years ended June 30, 2021, 2020 and 2019 as set forth in the chart below.
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Charles Kummeth, President and CEO	2021	$1,116,000	—	$4,599,864(4)	$6,599,940(5)	$3,537,214(6)	$36,879(7)	$15,889,896
	2020	1,053,000	—	4,310,652(4)	4,310,748(5)	1,767,957	41,425	11,483,782
	2019	957,000	—	3,999,925(4)	4,000,343(5)	2,008,183	45,688	11,011,138
James Hippel, Executive Vice President and CFO	2021	600,500	—	574,849(8)	2,724,928(9)	1,095,156(10)	9,445(11)	5,004,878
	2020	566,000	—	502,389(8)	1,502,483(9)	576,716	9,470	3,157,058
	2019	514,188	—	399,916(8)	1,200,090(9)	634,254	9,342	2,757,790
David Eansor, President, Protein Sciences	2021	585,000	—	459,844(12)	4,379,953(13)	1,005,360(14)	8,372(15)	6,438,528
	2020	552,000	—	401,988(12)	1,201,974(13)	521,387	8,400	2,685,749
	2019	501,380	—	299,907(12)	900,053(13)	613,448	8,250	2,323,038
Kim Kelderman, President, Diagnostics and Genomics)	2021	530,000	—	359,839(16)	2,079,987(17)	908,102(18)	8,389(15)	3,886,317
	2020	500,000	—	301,459(16)	901,452(17)	464,000	8,400	2,175,311
	2019	452,400		199,899(16)	600,028(17)	304,796	8,250	1,565,373
Brenda Furlow, Executive Vice President and General Counsel	2021	503,500	—	299,836(19)	2,899,923(20)	761,021(21)	8,396(15)	4,472,676
	2020	475,000	—	251,195(19)	751,223(20)	337,841	8,400	1,823,659
	2019	431,400	—	162,425(19)	487,524(20)	350,574	8,250	1,440,173
(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(10) of the Internal Revenue Code.
(2)
For performance-based awards, amounts shown represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 10 to the Company's audited financial statements for FY 2021, included in the Company's Annual Report on Form 10-K.

(3)	Represents cash bonuses earned under the Company's incentive plans in effect for the applicable year, which are determined and paid in the subsequent FY.
(4)
For 2021, represents 8,586 shares of time-vested restricted stock granted on August 5, 2020 plus performance based restricted stock units also granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,449,898. For 2020, represents 11,291 shares of time-vested restricted stock granted on August 7, 2019 plus performance-based restricted stock units also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $3,224,974. For 2019, represents 11,279 shares of time-vested restricted stock granted on August 8, 2018 plus performance-based restricted stock units also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,999,900.

(5)
For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 38,295 shares, and the other is a supplemental grant to purchase 16,650 shares, vesting one third each over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $3,449,949. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $999,994. For 2020, includes a time-vested option to purchase 57,150 shares of Common Stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming that the highest level of performance conditions will be

2021 Proxy Statement 37

achieved, is $3,224,999. For 2019, includes a time-vested option to purchase 60,222 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date, assuming that the highest level of performance conditions will be achieved, is $3,000,274.
(6)
Includes cash bonus of $3,460,158 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $77,056 vested based on actual performance achieved under the 2019 performance-based award.

(7)
Includes $8,550 for 401k match, $2,892 for a supplemental life and disability insurance policy ($2,007 to cover the cost of the premium and $885 as a tax reimbursement related to payment for the premium), and $25,437 in dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(8)
For 2021, represents shares of performance based restricted stock units also granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $862,274. For 2020, represents shares of performance based restricted stock units also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $749,835. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $599,874.

(9)
For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 19,147 shares, and the other is a supplemental grant to purchase 8,325 shares, vesting one third each over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $862,457. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $499,997. For 2020, includes a time-vested option to purchase 26,581 shares of Common Stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming that the highest level of performance conditions will be achieved, is $749,998. For 2019, includes a time-vested option to purchase 24,089 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on October 29, 2018. The value of the 2019 performance-based award at the grant date, assuming that the highest level of performance conditions will be achieved, is $600,082.

(10)
Includes cash bonus of $1,080,947 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $14,209 vested based on actual performance achieved under the 2019 performance-based award.

(11)
Includes $8,375 for 401k match and $1,070 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $345 as a tax reimbursement related to payment for the premium).

(12)
For 2021, represents shares of performance based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $689,765. For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $599,982. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,861.

(13)
For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 15,318 shares, and the other is a supplemental grant to purchase 24,975 shares, vesting one third each over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $689,966. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $1,499,991. For 2020, includes a time-vested option to purchase 21,265 shares of Common Stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming that the highest level of performance condition will be

38	2021 Proxy Statement

achieved, is $599,968. For 2019, includes a time-vested option to purchase 18,066 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date, assuming that the highest level of performance condition will be achieved, is $450,038.
(14)
Includes cash bonus of $994,704 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $10,655 vested based on actual performance achieved under the 2019 performance-based award.

(15)	401k match.
(16)
For 2021, represents shares of performance based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $539,758. For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,939. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $299,848.

(17)
For 2021, includes two time-vested options and two performance-vested options, all of which were granted on August 5, 2020. For the time-vested option grants, one is the annual long-term incentive grant to purchase 11,988 shares, and the other is a supplemental grant to purchase 8,325 shares, vesting one third each over three years. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $539,997. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved is $499,997. For 2020, includes a time-vested option to purchase 15,948 shares of Common Stock issued on August 7, 2019, plus a performance vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming that the highest level of performance condition will be achieved, is $499,976. For 2019, includes a time-vested option to purchase 12,044 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date, assuming that the highest level of performance condition will be achieved, is $300,014.

(18)
Includes cash bonus of $901,000 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $7,102 vested based on actual performance achieved under the 2019 performance-based award.

(19)
For 2021, represents shares of performance based restricted stock units granted on August 5, 2020. The value of the 2021 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $449,754. For 2020, represents shares of performance based restricted stock units granted on August 7, 2019. The value of the 2020 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $374,917. For 2019, represents shares of performance based restricted stock units granted on August 8, 2018. The value of the 2019 performance-based award at the grant date assuming that the highest level of performance conditions will be achieved is $243,638.

(20)
For 2021, includes three time-vested options and two performance-vested options, four of the five of which were granted on August 5, 2020. For the time-vested option grants granted August 5, 2020, one is the annual long-term incentive grant to purchase 9,990 shares, and the other is a supplemental grant to purchase 8,325 shares, vesting one third each over three years. A third time-vested option to purchase 10,997 shares of Common Stock was issued on March 1, 2021, with all shares vesting on August 30, 2022. The first of the two performance-vested options is the annual long-term incentive grant, the value of which at the grant date assuming the highest level of performance conditions will be achieved is $449,967. The second performance-vested option grant, assuming targeted revenue from COVID-19 products will be achieved, is $499,997. For 2020, includes a time-vested option to purchase 13,290 shares of Common Stock issued on August 7, 2019, plus a performance-vested option also granted on August 7, 2019. The value of the 2020 performance-based award at the grant date, assuming that the highest level of performance condition will be achieved, is $374,999. For 2019, includes a time-vested option to purchase 9,786 shares of Common Stock issued on August 8, 2018, plus a performance-vested option also granted on August 8, 2018. The value of the 2019 performance-based award at the grant date, assuming that the highest level of performance condition will be achieved, is $243,751.

2021 Proxy Statement 39

(21)
Includes cash bonus of $755,250 earned under the Company’s short-term incentive plan in effect for the applicable year, and a cash performance unit payment of $5,771 vested based on actual performance achieved under the 2019 performance-based award.

2021 GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to grants of plan-based awards for the NEOs granted in FY 2021.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares(3) (#)	All Other Options Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles Kummeth		$1,153,386	$2,306,772	$3,460,158	—	—	—	—	—	—	—
		18,031	36,061	54,092	—	—	—	—	—	—	—
	8/5/2020	—	—	—	4,293	8,586	12,879	—	—	—	2,299,932
	8/5/2020	—	—	—	19,147	38,295	57,442	—	—	267.87	2,299,966
	8/5/2020	—	—	—	—	—	16,650	—	—	267.87	999,994
	8/5/2020	—	—	—	—	—	—	—	38,295	267.87	2,299,986
	8/5/2020	—	—	—	—	—	—	—	16,650	267.87	999,994
	8/5/2020	—	—	—	—	—	—	8,586	—	—	2,299,932
James Hippel		360,316	720,631	1,080,947	—	—	—	—	—	—	—
		4,507	9,013	13,520	—	—	—	—	—	—	—
	8/5/2020	—	—	—	1,073	2,146	3,219	—	—	—	574,849
	8/5/2020	—	—	—	4,787	9,573	14,360	—	—	267.87	574,971
	8/5/2020	—	—	—	—	—	8,325	—	—	267.87	499,997
	8/5/2020	—	—	—	—	—	—	—	19,147	267.87	1,149,963
	8/5/2020	—	—	—	—	—	—	—	8,325	267.87	499,997
David Eansor		331,568	663,136	994,704	—	—	—	—	—	—	—
		3,605	7,210	10,815	—	—	—	—	—	—	—
	8/5/2020	—	—	—	858	1,717	2,575	—	—	—	459,844
	8/5/2020	—	—	—	3,829	7,659	11,488	—	—	267.87	459,977
	8/5/2020	—	—	—	—	—	24,975	—	—	267.87	1,499,991
	8/5/2020	—	—	—	—	—	—	—	15,318	267.87	919,994
	8/5/2020	—	—	—	—	—	—	—	24,975	267.87	1,499,991
Kim Kelderman		300,333	600,667	901,000	—	—	—	—	—	—	—
		2,821	4,735	7,102	—	—	—	—	—	—	—
	8/5/2020	—	—	—	672	1,343	2,015	—	—	—	359,839
	8/5/2020	—	—	—	2,997	5,994	8,991	—	—	267.87	359,998
	8/5/2020	—	—	—	—	—	8,325	—	—	267.87	499,997
	8/5/2020	—	—	—	—	—	—	—	11,988	267.87	719,996
	8/5/2020	—	—	—	—	—	—	—	8,325	267.87	499,997
Brenda Furlow		251,750	503,500	755,250	—	—	—	—	—	—	—
		2,351	4,701	7,052	—	—	—	—	—	—	—
	8/5/2020	—	—	—	560	1,119	1,679	—	—	—	299,836
	8/5/2020	—	—	—	2,497	4,995	7,492	—	—	267.87	299,978
	8/5/2020	—	—	—	—	—	8,325	—	—	267.87	499,997
	8/5/2020	—	—	—	—	—	—	—	9,990	267.87	599,996
	8/5/2020	—	—	—	—	—	—	—	8,325	267.87	499,997
	3/1/2021	—	—	—	—	—	—	—	10,997	372.44	999,954
(1)
Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2021 and would have been paid in FY 2022. On July 28, 2021, the Committee approved the payment of bonuses at the maximum amount for all five NEOs. Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s Second Amended and Restated 2010 Equity Incentive Plan (“Equity Plan”). Such awards vest following the Company’s FY 2023 if the Company achieves threshold, target or maximum consolidated adjusted operating income and adjusted revenue growth goals in FY 2023.

40	2021 Proxy Statement

(2)
Represents the number of performance-based equity awards granted to the participant NEOs during the fiscal year under the Equity Plan. For each NEO, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards vest following the Company’s 2023 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and adjusted revenue growth goals in FY 2023. Row 5 represents a supplemental performance-based option grant tied to achieving a Covid-19 product revenue target of $200 million by the end of FY 2023.

(3)
For Mr. Kummeth, represents a restricted stock award granted for the fiscal year under the Company’s Equity Plan. The risk of forfeiture for the award lapses annually in pro-rata increments over a period of three years, beginning on the first anniversary of the grant date.

(4)
Row 6 for each NEO represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s Long-Term Incentive Plan. Such awards vest annually in pro-rata increments over a period of four years from the grant date. Row 7 for each NEO represents the number of time-based stock option awards granted as a one-time supplemental grant related to the pandemic, and these options vest annually in pro-rata increments over a period of three years from the grant date. In addition, for Ms. Furlow, Row 8 is a retention grant of 10,977 time-vested stock options was awarded on March 1, 2021, with a single vesting date of August 30, 2022.

(5)
The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 10 to the Company’s audited financial statements for FY 2021, included in the Company’s Annual Report on Form 10-K.

2021 Proxy Statement 41

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows all outstanding stock options, restricted stock units and restricted stock held by the NEOs on June 30, 2021.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($)
Charles Kummeth	79,517(1)	—	—	$108.49	8/7/2022	—	—	—	—
	95,346(2)	—	—	$108.49	8/7/2022	—	—	—	—
	102,779(3)	—	—	$106.59	8/18/2023	—	—	—	—
	154,169(4)	—	—	$106.59	8/18/2023	—	—	—	—
	58,671(5)	19,557	—	$125.05	8/9/2024	—	—	—	—
	117,342(6)	—	—	$125.05	8/9/2024	—	—	—	—
	30,111(7)	30,111	—	$177.32	8/8/2025	3,760(8)	1,692,000	—	—
	—(9)	—	90,334	$177.32	8/8/2025	—(10)	—	16,918	7,613,100
	14,288(11)	42,862	—	$190.41	8/7/2026	7,527(12)	3,387,150	—	—
	—(13)	—	85,725	$190.41	8/7/2026	—(14)	—	16,937	7,621,650
	—(15)	—	38,295	$267.87	8/5/2027	8,586(16)	3,863,700	—	—
	—(17)	—	16,650	$267.87	8/5/2027	—	—	—	—
	—(18)	—	57,442	$267.87	8/5/2027	—(19)	—	12,879	5,795,550
	—(20)	—	16,650	267.87	8/5/2027	—	—	—	—
James Hippel	30,000(4)	—	—	106.59	8/18/2023	—	—	—	—
	24,460(5)	8,153	—	125.05	8/9/2024	—	—	—	—
	24,460(6)	—	—	125.05	8/9/2024	—	—	—	—
	12,045(7)	12,044	—	177.32	8/8/2025	—	—	—	—
	—(9)	—	18,066	177.32	8/8/2025	—(10)	—	3,383	1,522,350
	6,645(11)	19,936	—	190.41	8/7/2026	—	—	—	—
	—(13)	—	19,936	190.41	8/7/2026	—(14)	—	3,938	1,772,100
	—(15)	—	19,147	267.87	8/5/2027	—	—	—	—
	—(17)	—	8,325	267.87	8/5/2027	—	—	—	—
	—(18)	—	14,360	267.87	8/5/2027	—(19)	—	3,219	1,448,550
	—(20)	—	8,325	267.87	8/5/2027	—	—	—	—
David Eansor	11,982(5)	3,994	—	125.05	8/9/2024	—	—	—	—
	11,982(6)	—	—	125.05	8/9/2024	—	—	—	—
	9,033(7)	9,033	—	177.32	8/8/2025	—	—	—	—
	—(9)	—	13,550	177.32	8/8/2025	—(10)	—	2,537	1,141,650
	5,316(11)	15,949	—	190.41	8/7/2026	—	—	—	—
	—(13)	—	15,948	190.41	8/7/2026	—(14)	—	3,151	1,417,950
	—(15)	—	15,318	267.87	8/5/2027	—	—	—	—
	—(17)	—	24,975	267.87	8/5/2027	—	—	—	—
	—(18)	—	11,488	267.87	8/5/2027	—(19)	—	2,575	1,158,750
	—(20)	—	24,975	267.87	8/5/2027	—	—	—	—
Kim Kelderman	7,500(21)	2,500	—	150.78	5/1/2025	—(22)	—	1,667	750,150
	6,022(7)	6,022	—	177.32	8/8/2025	—	—	—	—
	—(9)	—	9,033	177.32	8/8/2025	—(10)	—	1,691	760,950
	3,987(11)	11,961	—	190.41	8/7/2026	—	—	—	—
	—(13)	—	11,961	190.41	8/7/2026	—(14)	—	2,363	1,063,350
	—(15)	—	11,988	267.87	8/5/2027	—	—	—	—
	—(17)	—	8,325	267.87	8/5/2027	—	—	—	—
	—(18)	—	8,991	267.87	8/5/2027	—(19)	—	2,015	906,750
	—(20)	—	8,325	267.87	8/5/2027	—	—	—	—
Brenda Furlow	3,538(3)	—	—	106.59	8/18/2023	—	—	—	—
	9,503(5)	3,167	—	125.05	8/9/2024	—	—	—	—
	9,503(6)	—	—	125.05	8/9/2024	—	—	—	—
	4,893(7)	4,893	—	177.32	8/8/2025	—	—	—	—
	—(9)	—	7,339	177.32	8/8/2025	—(10)	—	1,374	618,300
	3,323(11)	9,967	—	190.41	8/7/2026	—	—	—	—
	—(13)	—	9,968	190.41	8/7/2026	—(14)	—	1,969	886,050
	—(15)	—	9,990	267.87	8/5/2027	—	—	—	—
	—(17)	—	8,325	267.87	8/5/2027	—	—	—	—
	—(18)	—	7,492	267.87	8/5/2027	—(19)	—	1,679	755,550
	—(20)	—	8,325	267.87	8/5/2027	—	—	—	—
	—(23)	—	10,997	372.44	3/1/2028	—	—	—	—
(1)	Fully vested in FY 2020 pursuant to time-based vesting provisions.

42	2021 Proxy Statement

(2)	Vested in FY 2019 pursuant to the achievement of certain performance goals.
(3)	Fully vested in FY 2021 pursuant to time-based vesting provisions.
(4)	Vested in FY 2020 pursuant to the achievement of certain performance goals.
(5)	Granted October 26, 2017. Vests ratably on the first four anniversaries of August 9, 2017.
(6)	Vested in FY 2021 pursuant to the achievement of certain performance goals.
(7)	Granted August 8, 2018. Vests ratably on the first four anniversaries of the grant date.
(8)	Restricted stock award granted August 8, 2018. The risk of forfeiture lapses ratably on the first three anniversaries of the grant date.
(9)	Vests partially or in full in FY 2022 pursuant to the achievement of certain performance goals
(10)	Restricted stock units granted August 8, 2018; vest partially or in full pursuant to the achievement of certain performance goals.
(11)	Granted August 7, 2019. Vests ratably on the first four anniversaries of the grant date.
(12)	Restricted stock award granted August 7, 2019. The risk of forfeiture lapses ratably on the first three anniversaries.
(13)	Vests partially or in full in FY 2023 pursuant to the achievement of certain performance goals.
(14)	Restricted stock units granted August 7, 2019; vest partially or in full pursuant to the achievement of certain performance goals.
(15)	Granted August 5, 2020. Vests ratably on the first four anniversaries of the grant date.
(16)	Restricted stock award granted August 5, 2020. The risk of forfeiture lapses ratably on the first three anniversaries of the grant date.
(17)	Granted August 5, 2020. Vests ratably on the first three anniversaries of the grant date.
(18)	Granted August 5, 2020. Vests partially or in full pursuant to the achievement of certain performance goals.
(19)	Restricted stock units granted August 5, 2020. Vests partially or in full pursuant to the achievement of certain performance goals.
(20)	Granted August 5, 2020. Vests in full if a revenue target for COVID-19 products is achieved.
(21)	Granted May 1, 2018. Vests ratably on the first four anniversaries of the grant date.
(22)	Restricted stock units granted May 1, 2018. Vests ratably on the first three anniversaries of the grant date.
(23)	Granted March 1, 2021. Vests in full on August 30, 2022.

2021 Proxy Statement 43

2021 OPTION EXERCISES AND STOCK VESTED
The following table shows options exercised by the NEOs during FY 2021 and each vesting of stock, including restricted stock and restricted stock units during FY 2021, for each of the NEOs on an aggregated basis. The value realized on exercise of option awards is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting of stock awards is equal to the market price of the underlying shares at the date of vesting.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth	92,006	26,944,351	33,545	8,914,919
James Hippel	80,921	17,223,911	4,438	1,179,443
David Eansor	32,933	9,026,694	2,174	577,762
Kim Kelderman	—	—	1,667	712,626
Brenda Furlow	31,795	6,891,315	1,724	458,170
Executive Employment Agreements and Change in Control Arrangements
We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been referenced as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
Compensation Arrangements
The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Committee each year. Executives are also eligible for periodic long-term equity awards as determined by the Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.
Benefits
Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.
Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

44	2021 Proxy Statement

Potential Severance Events
Non-Change of Control Events
In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.
The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.
The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).
Change of Control Events
If an executive resigns for Good Reason or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation (based on higher of the target cash incentive compensation amount in either the prior year or the year in which the change of control occurs), the automatic acceleration of any vesting requirements of outstanding equity awards, and the payment of COBRA health insurance premiums for two years, with respect to Mr. Kummeth, or one year, with respect to all other NEOs. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.
For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

2021 Proxy Statement 45

Quantification of Potential Severance Events as of June 30, 2021
For each named executive officer, the estimated amount of potential payments at June 30, 2021, assuming the executive’s employment terminates pursuant to a covered reason, is as follows:
Name	Cash Severance Upon Termination Without Cause or Resignation for Good Reason	Severance Upon Termination Following a Change in Control
		Cash Severance(1)	Value of Accelerated Equity Awards(2)
Charles Kummeth	$1,116,000	$5,724,516	$126,173,248
James Hippel	600,500	1,701,700	35,124,275
David Eansor	585,000	1,595,313	33,471,153
Kim Kelderman	530,000	1,448,241	20,669,725
Brenda Furlow	503,500	1,263,165	18,890,980
(1)
Assumes that the triggering event took place on the last business day of FY 2021, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2021 plus the maximum value of unvested cash performance units plus payment of COBRA health insurance premiums for the applicable number of years.

(2)
Assumes that the triggering event took place on the last business day of FY 2021, the price per share of the Company's securities is the closing market price as of that date, which was $450.26, and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2021, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2021 and multiplying the difference by the number of option shares. Outside of a change in control, performance vesting RSUs and stock options cliff vest three years from the grant date.

PAY RATIO DISCLOSURE
As a result of Section 953(d) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (collectively, the “Rule”), beginning with our 2018 proxy statement, the SEC requires disclosure of the ratio of annual total compensation received by our CEO compared to the median of the annual total compensation of all of our employees (other than our CEO), commonly referred to as the “pay ratio” disclosure.
As required by the SEC rules, in FY 2021 we updated our analysis to identify our median employee for purposes of our disclosure of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We calculated the annual total compensation of the median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $72,758. Our median employee did not receive any equity compensation.
Our CEO, Mr. Kummeth, received annual total compensation for FY 2021 in the amount of $15,556,565 as reflected in the Summary Compensation Table included in this Proxy Statement. Based on this information, we estimate that Mr. Kummeth’s FY 2021 annual total compensation was approximately 214 times the median of the annual total compensation of all employees.

46	2021 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.
Consistent with the results of the shareholder advisory vote held at the 2017 Annual Meeting of Shareholders regarding the frequency of “say on pay” votes, the Board has adopted a policy providing for annual say on pay advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2021 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs of the Company in FY 2021. The Compensation Committee believes the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the NEOs in FY 2021 reflects and supports these compensation policies and procedures.
We ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2021 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a say on pay advisory vote, is not binding on the Board. However, the Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
Under applicable Minnesota law and the Company’s Third Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.
SHARE INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
We currently award stock-based compensation, including stock options and restricted stock, under the 2020 Equity Incentive Plan (“Plan”). The following table presents information about common stock authorized for issuance under the Plan as of June 30, 2021:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (# in 000’s)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	3,717	$172.63	1,121
Equity compensation plans not approved by shareholders	0	N/A	0
Total	3,717	$172.63	1,121

2021 Proxy Statement 47

As of August 31, 2021, there were 2,115,422 shares available for future grants under the Plan, and the closing price per share of our common stock was $499.14 as reported on The Nasdaq Global Select Market.
PRINCIPAL SHAREHOLDERS
The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of August 31, 2021.
Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,348,028(1)	11.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,591,352(2)	9.3%
(1)
BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on January 27, 2021. The filing indicates that as of December 31, 2020, BlackRock, Inc. had sole voting power over 4,220,252 shares, shared voting power over no shares, sole dispositive power over 4,348,028 shares, and shared dispositive power over no shares.

(2)
The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 10, 2021. The filing indicates that as of December 31, 2020, The Vanguard Group has sole voting power of no shares, shared voting power over 29,930 shares, sole dispositive power over 3,530,176 shares, and shared dispositive power over 61,176 shares.

48	2021 Proxy Statement

MANAGEMENT SHAREHOLDINGS
The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 3, 2021, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Other than Charles Kummeth, who beneficially owns 2.4% of total shares outstanding, each individual beneficially owns less than one percent of total shares outstanding, which includes shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 4.1% of total shares outstanding.
Name of Director or Executive Officer	Number of Shares Beneficially Owned(1)
Charles R. Kummeth	928,969(2)
Robert V. Baumgartner	30,398(3)
Joseph Keegan, Ph.D.	10,680(4)
Randolph C. Steer, M.D., Ph.D.	29,898(5)
Alpna Seth, Ph.D.	5,657(6)
John L. Higgins	32,691(7)
Roeland Nusse, Ph.D.	31,551(8)
Dr. Rupert Vessey, MA, BM BCh, FRCP, DPhil	5,139(9)
Julie L. Bushman	2,348(10)
David Eansor	79,164(11)
Kim Kelderman	40,134(12)
Brenda Furlow	44,641(13)
James Hippel	124,914(14)
Officers and directors as a group (14 persons)	1,590,120(15)
(1)
Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 3, 2021. Percentage ownership calculations are based on 39,238,313 shares issued and outstanding on September 3, 2021.

(2)	Includes 196,801 shares held directly and 732,168 shares subject to vested but unexercised stock options.
(3)	Includes 9,612 shares held directly and 20,786 shares subject to vested but unexercised stock options.
(4)	Includes 2,139 shares held directly and 8,541 shares subject to vested but unexercised stock options.
(5)	Includes 5,112 shares held directly and 24,786 shares subject to vested but unexercised stock options.
(6)	Includes 2,139 shares held directly and 3,518 shares subject to vested but unexercised stock options.
(7)	Includes 4,412 shares held directly and 28,279 shares subject to vested but unexercised stock options.
(8)	Includes 6,765 shares held directly and 24,786 shares subject to vested but unexercised stock options.
(9)	Includes 1,033 shares held directly and 4,106 shares subject to vested but unexercised stock options.
(10)	Includes 480 shares held directly and 1,868 shares subject to vested but unexercised stock options.
(11)	Includes 1,318 shares held directly and 77,846 shares subject to vested but unexercised stock options.
(12)	Includes 822 shares held directly and 39,312 shares subject to vested but unexercised stock options.
(13)	Includes 7,620 shares held directly and 37,021 shares subject to vested but unexercised stock options.

2021 Proxy Statement 49

(14)	Includes 10,855 shares held directly and 114,059 shares subject to vested but unexercised stock options.
(15)
Includes 223,936 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting, 249,108 shares held directly and 1,117,076 shares subject to vested but unexercised stock options or options that will vest within 60 days of September 3, 2021.

50	2021 Proxy Statement

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022
Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for FY 2022.
The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the FY ending June 30, 2022. KPMG LLP has served as the Company’s independent registered public accounting firm since fiscal year 2003. However, the lead partner has rotated on a regular basis, with the current partner serving since fiscal year 2018. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting.
Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

2021 Proxy Statement 51

Audit Committee Report
The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function, the Company’s compliance with legal and regulatory requirements, and the Company’s major financial risk exposures, including legal, compliance, reputational and cybersecurity risk. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors, KPMG;
•
reviewed and discussed with management and KPMG, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting;

•	discussed with the Company’s internal audit department and independent auditors the overall scope and plans for their respective audits;
•
discussed with the Company’s independent registered public accounting firm the material required to be discussed by Public Company Accounting Oversight Board Auditing Standards 1301, “Communications with Audit Committees;”

•
received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.
The Audit Committee has concluded that KPMG’s provision of non-audit services as described in the table below is compatible with KPMG’s independence.
The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2022. The Audit Committee evaluates KPMG’s performance at least annually. In evaluating KPMG and determining whether to reappoint the firm as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. KPMG has been retained as Bio-Techne’s independent registered public accounting firm continuously since November, 2002.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the FY ended June 30, 2021 as filed with the SEC.
John L. Higgins (Chair)
Robert V. Baumgartner
Julie L. Bushman
Members of the Audit Committee

52	2021 Proxy Statement

Independent Registered Public Accountants
KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2021 and 2020. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2022.
Audit Fees
The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2021 and 2020 (in thousands):
	2021	2020
Audit Fees	$2,065	$1,853
Audit-Related Fees	10	—
Tax Fees	954	778
All Other Fees	—	—
“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.
“Audit-Related Fees” are mainly for agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory matters).
“Tax Fees” for FY 2021 included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada, Germany and the United Kingdom and inquiries and audits related to such returns, $765,000; and (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $189,000. “Tax Fees” for FY 2020 included fees for services provided and expenses incurred in connection with (i) preparation of the Company’s tax returns in the United States, Canada and the United Kingdom and inquiries and audits related to such returns, $604,000; (ii) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements), $78,000; and (iii) acquisition related tax consulting, $96,000.
Pre-Approval Policies and Procedures
Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. All of the services rendered by KPMG LLP in FY 2021 and 2020 were pre-approved by the Audit Committee.
ADDITIONAL CORPORATE GOVERNANCE MATTERS
Related Party Transactions
In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and

2021 Proxy Statement 53

executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions arising or existing requiring disclosure under applicable rules and regulations.
Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline
The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on the IR page of our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance.” We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following the date of such amendments or waivers.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during FY 2021, all of our named executive officers, directors and greater than ten percent holders except one filed the required reports on a timely basis under Section 16(a) of the Exchange Act. The Company was a few days late to file one report for Director Dr. Alpna Seth in FY 2021.
Shareholder Proposals for 2021 Annual Meeting
The Company’s Third Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2022 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if proper written notice is received by the Company. To be timely, a shareholder’s notice must be delivered to the Corporate Secretary at the Company’s headquarters in Minneapolis, Minnesota not earlier than 5:00 p.m. Eastern Time on the ninetieth (90th) day and not later than 5:00 p.m. Eastern Time on the sixtieth (60th) day prior to the first anniversary of the preceding year’s regular meeting. Accordingly, with respect to our 2022 annual meeting of shareholders, our Bylaws require notice beginning July 30, 2022, but no later than August 29, 2022. Any such proposal must provide the information required by our Third Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.
All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.
Proxy Access
Our proxy access bylaw permits up to 20 shareholders collectively owning 3% or more of our outstanding voting stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.
Our Bylaws require shareholders to give advance notice of any proxy access director nomination. The required notice, which must include the information and documents set forth in the Bylaws, must be given no more than 150 days and no less than 120 days prior to the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders. Accordingly, with respect to our 2022 annual meeting of shareholders, our Bylaws require notice to be provided to the Corporate Secretary at the address listed above, as early as April 12, 2022, but no later than May 12, 2022.

54	2021 Proxy Statement

ADDITIONAL VOTING INFORMATION
The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.
Who can Vote
Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 28, 2021, and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 14, 2021. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2021 Annual Report to Shareholders and proxy card are being mailed on or about September 14, 2021.
You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 3, 2021. At the close of business on September 3, 2021, 39,238,313 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.
Voting Your Proxy
If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.
If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote at the Annual Meeting, you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.
Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.
If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the Annual Meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.
Voting Standards
You may either vote “FOR”, “AGAINST”, or “ABSTAIN” on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 39,238,313 shares outstanding, meaning that 19,619,157 shares must be present, either by attending the Annual Meeting or by proxy, to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote.

2021 Proxy Statement 55

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.
If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.
Cost of Proxy Solicitation
The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.
Attending the Annual Meeting
The Annual Meeting will be virtual only, meaning that it will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a Bio-Techne shareholder or joint holder as of the close of business on September 3, 2021, or if you hold a valid proxy for the 2021 Annual Meeting. The meeting is being held via the webcast, and you will be able to submit questions during the meeting. To submit questions and to otherwise participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding Availability of Proxy Materials we mailed to you and on the proxy card (if you requested one be sent to you). If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions.
The meeting webcast will begin promptly at 8:00 a.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 a.m. Central Time, and you should allow ample time for the check-in procedures. During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance and access copies of our Proxy Statement and annual report.
Householding
The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholders sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

56	2021 Proxy Statement

Annual Report
A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2021, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.
THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2021, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.
Incorporation by Reference
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Dated: September 14, 2021

2021 Proxy Statement 57

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 27, 2021 for shares held directly and by 11:59 P.M. Eastern Time on October 25, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TECH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 27, 2021 for shares held directly and by 11:59 P.M. Eastern Time on October 25, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59542-P60203

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.	**For**	**Against**	**Abstain**
1. To set the number of Directors at nine.	☐	☐	☐
The Board of Directors recommends you vote FOR the following:			
2. Election of Directors			
2a. Robert V. Baumgartner	☐	☐	☐
2b. Julie L. Bushman	☐	☐	☐
2c. John L. Higgins	☐	☐	☐
2d. Joseph D. Keegan	☐	☐	☐
2e. Charles R. Kummeth	☐	☐	☐
2f. Roeland Nusse	☐	☐	☐
2g. Alpna Seth	☐	☐	☐
2h. Randolph Steer	☐	☐	☐
2i. Rupert Vessey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4.	**For**	**Against**	**Abstain**
3. Cast a non-binding vote on named executive officer compensation.	☐	☐	☐
4. Ratify the appointment of the Company's independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐
5. Conduct such other business as may properly be brought before the meeting.			

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D59543-P60203

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles Kummeth and Brenda Furlow or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 28, 2021 at 8:00 a.m. Central Time, via webcast at www.virtualshareholdermeeting.com/TECH2021, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Continued and to be signed on reverse side